Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
FOURTH QUARTER AND FULL-YEAR FISCAL 2016 RESULTS

Return to Annual Revenue Growth

Full-year Revenue of $5.41 billion, a 2.5 percent increase

Full-year Adjusted EBITDA of $506 million

Full-year Adjusted Diluted Earnings per Share of $1.65

Quarterly dividend of $0.15 per share, payable on June 30, 2016

McLean, Virginia; May 18, 2016 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting and engineering services firm Booz Allen Hamilton Inc., today announced preliminary results for the fourth quarter and full year fiscal 2016.

The Company achieved a return to annual revenue growth after three years of contraction, and projects continued revenue growth in fiscal 2017. Total backlog grew by 26.2 percent over the prior year to a record year-end high, and the book-to-bill ratio for fiscal 2016 was 1.45x, a six-year high.

“Fiscal 2016 was a turning point for Booz Allen as revenue began to grow again and we continued to transform our company under our Vision 2020 growth strategy,” said Horacio Rozanski, President and Chief Executive Officer. “Clients across our defense, intelligence, civil, and global commercial markets understand that we bring the best people, capabilities, and solutions to their most important missions, combining our traditional strengths in consulting and domain knowledge with advanced skills in systems delivery, cyber, analytics and engineering. We are proud to once again deliver results that met or exceeded the financial outlook we provided at the beginning of the fiscal year.”

The Company authorized and declared a regular dividend of $0.15 per share, payable on June 30, 2016, to stockholders of record on June 10, 2016.

Financial Review

Full Fiscal Year 2016 - Booz Allen’s fiscal year runs from April 1 to March 31. A summary of the key factors driving results for the fiscal year ended March 31, 2016, is below:

•
Gross Revenue was $5.41 billion, a 2.5 percent increase over the prior year. These results reflected increased client demand, which includes an increase in billable expenses, as well as the impact on cost reimbursable contracts from higher indirect spending. The growth in indirect spending for the year was primarily driven by increased marketing, administrative and bid and proposal activities in order to drive continued growth in fiscal 2017.

•
Adjusted Operating Income decreased to $448.8 million from $465.1 million in fiscal 2015. The decrease was driven by higher indirect spending, partially offset by the release of certain provisions for the potential recovery of allowable expenses.

•
Adjusted Net Income increased to $246.4 million, from $240.3 million in fiscal 2015. The increase was primarily the result of the decrease in Adjusted Operating Income, which was more than offset by a lower effective tax rate associated with the qualification of certain federal and state income tax credits.

•	Adjusted EBITDA decreased to $506.1 million, from $523.5 million in fiscal 2015. This was driven by the same factors as Adjusted Operating Income.

•
Diluted EPS increased to $1.94 from $1.52 in fiscal 2015, and Adjusted Diluted EPS increased to $1.65 from $1.60. The increase in Adjusted Diluted EPS was driven by the same factors as Adjusted Net Income, with an additional benefit from the reduction in diluted share count as a result of the repurchase of 2.1 million shares during fiscal 2016. The increase in Diluted EPS also was driven by the same factors as Adjusted Net Income, as well as the release of certain income tax reserves in the third and fourth quarters related to the 2008 acquisition of the Company.

•
Net cash provided by operating activities in fiscal 2016 was $249.2 million and Free Cash Flow was $182.6 million. A decline in cash flow generation from the prior year was primarily the result of an increase in accounts receivable and an increase in capital expenditures on facilities and equipment.

As of March 31, 2016, total backlog was $11.8 billion, compared to $9.4 billion as of March 31, 2015, an increase of 26.2 percent. The majority of the growth is in priced options, which rose by 45 percent to $6.6 billion. The improvement in total backlog was due to greater investments in bid and proposal activity in a more stable government contracting environment.

Fourth Quarter 2016 - Below is a summary of Booz Allen’s results for the fiscal 2016 fourth quarter and the key factors driving those results:

•
Gross Revenue increased by 6.1 percent in the fourth quarter of fiscal 2016 compared with the prior year period, primarily as a result of increased client demand, which includes an increase in billable expenses.

•
Adjusted Operating Income increased to $105.6 million from $93.6 million in the prior year period, driven by the same factors as Gross Revenue, as well as the release of certain provisions for the potential recovery of allowable expenses.

•
Adjusted Net Income increased to $61.3 million, from $44.8 million in the prior year period. The increase was due to the same factors as Adjusted Operating Income, with the additional benefit of a decrease in the effective tax rate for fiscal 2016.

•	Adjusted EBITDA increased to $119.4 million, from $108.0 million in the prior year period. The increase was driven by the same factors as Adjusted Operating Income.

•
Diluted EPS increased to $0.43 from $0.29 in the prior year period, and Adjusted Diluted EPS increased to $0.41 from $0.30. The increase in Adjusted Diluted EPS was driven by the same factors as Adjusted Net Income.

Financial Outlook

For fiscal 2017, we expect revenue to increase in the range of two percent to five percent. At the bottom line, for the full year, we are forecasting diluted EPS to be in the range of $1.60 to $1.70 and Adjusted Diluted EPS to be on the order of $1.65 to $1.75.

These EPS estimates are based on fiscal 2017 estimated average diluted shares outstanding of approximately 150.0 million shares, and a 40.1 percent effective tax rate, which does not include federal and state tax credits for which qualification has not yet been established.

Conference Call Information

Booz Allen Hamilton will host a conference call at 8 a.m. EDT on Wednesday, May 18, 2016, to discuss the financial results for its fourth quarter and full fiscal year 2016 (ended March 31, 2016).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EDT on May 18, 2016, and continuing for 30 days.

About Booz Allen Hamilton
Booz Allen Hamilton (NYSE: BAH) has been at the forefront of strategy and technology for more than 100 years. Today, the firm provides management and technology consulting and engineering services to leading Fortune 500 corporations, governments, and not-for-profits across the globe. Booz Allen partners with public and private sector clients to solve their most difficult challenges through a combination of consulting, analytics, mission operations, technology, systems delivery, cybersecurity, engineering, and innovation expertise.

With international headquarters in McLean, Virginia, the firm employs about 22,600 people globally, and had revenue of $5.41 billion for the 12 months ended March 31, 2016. To learn more, visit www.boozallen.com.

CONTACT:
Media Relations - James Fisher 703-377-7595;
Investor Relations - Curt Riggle 703-377-5332.
BAHPR-FI

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before (i) adjustments related to the amortization of intangible assets, and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (ii) adjustments related to the amortization of intangible assets, (iii) amortization or write-off of debt issuance costs and write-off of original issue discount and (iv) any extraordinary, unusual or non-recurring items, net of the tax effect where appropriate calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and net cash provided by operating activities to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for any period during fiscal 2017 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as

“may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012, the Bipartisan Budget Act of 2013 and the Bipartisan Budget Act of 2015), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty relating to and a possible failure of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of ongoing Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 21, 2015.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Consolidated Statements of Operations

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except per share data)	2016	2015	2016	2015
	(Unaudited)
Revenue	$1,424,317	$1,342,946	$5,405,738	$5,274,770
Operating costs and expenses:
Cost of revenue	680,650	664,882	2,580,026	2,593,849
Billable expenses	415,342	341,533	1,513,083	1,406,527
General and administrative expenses	208,898	228,544	806,509	752,912
Depreciation and amortization	14,919	15,427	61,536	62,660
Total operating costs and expenses	1,319,809	1,250,386	4,961,154	4,815,948
Operating income	104,508	92,560	444,584	458,822
Interest expense	(17,878)	(17,288)	(70,815)	(71,832)
Other, net	5,384	8	5,693	(1,072)
Income before income taxes	92,014	75,280	379,462	385,918
Income tax expense	26,497	31,917	85,368	153,349
Net income	$65,517	$43,363	$294,094	$232,569
Earnings per common share:
Basic	$0.44	$0.29	$1.98	$1.58
Diluted	$0.43	$0.29	$1.94	$1.52

Exhibit 2
Booz Allen Hamilton Holding Corporation
Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	March 31, 2016	March 31, 2015

Assets
Current assets:
Cash and cash equivalents	$187,529	$207,217
Accounts receivable, net of allowance	892,289	857,310
Prepaid expenses and other current assets	109,953	84,142
Total current assets	1,189,771	1,148,669
Property and equipment, net of accumulated depreciation	130,169	111,367
Deferred income taxes	22,054	29,297
Intangible assets, net of accumulated amortization	220,658	219,382
Goodwill	1,361,913	1,304,231
Other long-term assets	85,606	51,036
Total assets	$3,010,171	$2,863,982
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$112,813	$57,063
Accounts payable and other accrued expenses	484,769	481,815
Accrued compensation and benefits	241,367	279,239
Other current liabilities	100,964	30,877
Total current liabilities	939,913	848,994
Long-term debt, net of current portion	1,484,448	1,555,761
Income tax reserves	1,517	58,444
Other long-term liabilities	175,805	214,285
Total liabilities	2,601,683	2,677,484
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 153,391,058 shares at March 31, 2016 and 150,237,675 shares at March 31, 2015; outstanding, 147,992,462 shares at March 31, 2016 and 147,238,282 shares at March 31, 2015	1,534	1,502
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 0 shares at March 31, 2016 and 1,851,589 shares at March 31, 2015	—	6
Treasury stock, at cost — 5,398,596 shares at March 31, 2016 and 2,999,393 shares at March 31, 2015	(135,445)	(72,293)
Additional paid-in capital	243,475	174,985
Retained earnings	318,537	104,457
Accumulated other comprehensive loss	(19,613)	(22,159)
Total stockholders’ equity	408,488	186,498
Total liabilities and stockholders’ equity	$3,010,171	$2,863,982

Exhibit 3
Booz Allen Hamilton Holding Corporation
Consolidated Statements of Cash Flows

	Fiscal Year Ended March 31,
(Amounts in thousands)	2016	2015

Cash flows from operating activities
Net income	$294,094	$232,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,536	62,660
Stock-based compensation expense	24,992	26,163
Deferred income taxes	3,549	(2,543)
Excess tax benefits from stock-based compensation	(31,924)	(50,800)
Amortization of debt issuance costs and loss on extinguishment	8,359	11,582
Losses on dispositions and impairments	547	1,541
Changes in assets and liabilities:
Accounts receivable	(31,229)	60,533
Income taxes receivable / payable	(4,170)	36,456
Prepaid expenses and other current assets	12,242	(1,591)
Other long-term assets	(36,429)	(8,240)
Accrued compensation and benefits	(8,409)	(44,329)
Accounts payable and other accrued expenses	4,911	(35,443)
Accrued interest	(2,829)	5,262
Income tax reserves	(56,927)	1,038
Other current liabilities	66,031	5,127
Other long-term liabilities	(55,110)	9,973
Net cash provided by operating activities	249,234	309,958
Cash flows from investing activities
Purchases of property and equipment	(66,635)	(36,041)
Cash paid for business acquisitions, net of cash acquired	(51,118)	(24,534)
Net cash used in investing activities	(117,753)	(60,575)
Cash flows from financing activities
Net proceeds from issuance of common stock	5,977	5,020
Stock option exercises	7,962	6,099
Excess tax benefits from stock-based compensation	31,924	50,800
Repurchases of common stock	(63,152)	(62,140)
Cash dividends paid	(80,015)	(215,094)
Dividend equivalents paid to option holders	(31,802)	(47,110)
Repayment of debt	(295,063)	(279,563)
Proceeds from debt issuance	273,000	239,828
Net cash used in financing activities	(151,169)	(302,160)
Net decrease in cash and cash equivalents	(19,688)	(52,777)
Cash and cash equivalents — beginning of year	207,217	259,994
Cash and cash equivalents — end of year	$187,529	$207,217
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$57,068	$50,074
Income taxes	$143,083	$122,912

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$104,508	$92,560	$444,584	$458,822
Amortization of intangible assets (a)	1,057	1,056	4,225	4,225
Transaction expenses (b)	—	—	—	2,039
Adjusted Operating Income	$105,565	$93,616	$448,809	$465,086
EBITDA & Adjusted EBITDA
Net income	$65,517	$43,363	$294,094	$232,569
Income tax expense	26,497	31,917	85,368	153,349
Interest and other, net	12,494	17,280	65,122	72,904
Depreciation and amortization	14,919	15,427	61,536	62,660
EBITDA	119,427	107,987	506,120	521,482
Transaction expenses (b)	—	—	—	2,039
Adjusted EBITDA	$119,427	$107,987	$506,120	$523,521
Adjusted Net Income
Net income	$65,517	$43,363	$294,094	$232,569
Amortization of intangible assets (a)	1,057	1,056	4,225	4,225
Transaction expenses (b)	—	—	—	2,039
Release of income tax reserves (c)	(5,634)	—	(53,301)	—
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,291	1,278	5,201	6,545
Adjustments for tax effect (d)	(939)	(934)	(3,770)	(5,124)
Adjusted Net Income	$61,292	$44,763	$246,449	$240,254
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	149,559,119	149,867,259	149,719,137	150,375,531
Adjusted Net Income Per Diluted Share (e)	$0.41	$0.30	$1.65	$1.60
Free Cash Flow
Net cash provided by operating activities	$68,237	$81,900	$249,234	$309,958
Less: Purchases of property and equipment	(20,806)	(18,575)	(66,635)	(36,041)
Free Cash Flow	$47,431	$63,325	$182,599	$273,917

(a)	Reflects amortization of intangible assets resulting from the Acquisition of our Company by The Carlyle Group.

(b)	Reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on May 7, 2014.

(c)	Release of pre-acquisition income tax reserves assumed by the Company in connection with the Acquisition of our Company by The Carlyle Group.

(d)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(e)
Excludes an adjustment of approximately $0.8 million and $3.5 million of net earnings for the three and twelve months ended March 31, 2016 respectively, and excludes an adjustment of approximately $0.6 million and $3.4 million of net earnings for the three and twelve months ended March 31, 2015 respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of March 31,
(Amounts in millions)	2016	2015
Backlog
Funded	$2,673	$2,691
Unfunded (1)	2,546	2,121
Priced Options	6,595	4,548
Total Backlog	$11,814	$9,360

(1)
Amount as of March 31, 2015 reflects a reduction by management to the revenue value of orders for services under one then existing single award ID/IQ contract the Company had for several years, based on an established pattern of funding under this contract by the U.S. government.

	Three Months Ended March 31,
	2016	2015
Book-to-Bill *	0.82	0.48

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of March 31,
	2016	2015
Headcount
Total Headcount	22,583	22,540
Consulting Staff Headcount**	20,329	20,361

**	Consulting staff headcount as of March 31, 2015 has been adjusted to conform to the current quarter's internal realignment of certain personnel that are engaged in general corporate functions.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2016	2015	2016	2015
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (2)	50%	55%	51%	55%
Time-and-Materials	26%	24%	26%	25%
Fixed-Price (3)	24%	21%	23%	20%

(2)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(3)	Includes fixed-price level of effort contracts.

	Three Months Ended March 31,
	2016	2015
Days Sales Outstanding ***	60	59

***	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.